AMENDMENT TO AMENDED AND RESTATED SENIOR
MEZZANINE LOAN AGREEMENT

This Amendment to Amended and Restated Senior Mezzanine Loan Agreement (this “Amendment”), dated as of March 9, 2010, by and among KBS DEBT HOLDINGS, LLC, a Delaware limited liability company (together with its successors and assigns, including any lawful holder of any portion of the Indebtedness, “Lender”), and REQUIRED EQUITY PLEDGOR (as defined in the Loan Agreement), AMERICAN FINANCIAL REALTY TRUST, a Maryland real estate investment trust (“AFRT”), GKK STARS ACQUISITION LLC, a Delaware limited liability company (“AFRT Owner”), FIRST STATES GROUP, L.P., a Delaware limited partnership (“Operating Partnership”), FIRST STATES GROUP, LLC, a Delaware limited liability company (“Operating Partnership GP” and together with Operating Partnership, Required Equity Pledgor, AFRT, AFRT Owner and Operating Partnership, collectively, jointly and severally, together with their respective permitted successors and assigns, “Borrower”), amends that certain Amended and Restated Senior Mezzanine Loan Agreement, dated as of August 22, 2008 (the “Loan Agreement”; all capitalized terms used but not defined herein shall have the respective meanings given such terms in the Loan Agreement).

WHEREAS, Lender and Borrower desire to amend the Loan Agreement with respect to the matters set forth herein.

NOW THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby represent, warrant, covenant and agree as follows:

Section 1.   Amendments of Loan Agreement.  Lender and Borrower hereby agree to amend the terms of the Loan Agreement as hereinafter set forth:

(a)           The defined term “LIBOR Strike Rate” is hereby deleted in its entirety and the following is inserted in lieu thereof:

““LIBOR Strike Rate” means (1) with respect to the Initial Interest Rate Cap Agreement, 5.25%; and (2) with respect to any Extension Interest Rate Cap Agreement, 2.00%.”

(b)          The defined term “Major Lease” is hereby deleted in its entirety and the following is inserted in lieu thereof:

““Major Lease” means the Lease covering the Dana Portfolio on the date hereof, as amended or modified in accordance herewith, and any Lease which (i) when aggregated with all other Leases at the applicable Property with the same Tenant (or affiliated Tenants), and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in each such Lease, is expected to contribute more than 7.5% of Net Operating Income during any 12-month period (after adjustment to eliminate the effect of free rent periods), (ii) is with an Affiliate of Borrower or a Property Owner as Tenant, (iii) requires an expenditure by landlord of $1,000,000 or more with respect to Tenant Improvements and/or Leasing Commissions applicable to such Lease, or (iv) is entered into during the continuance of an Event of Default.”

(c)           The following definitions are hereby inserted in the “DEFINITIONS” section of the Loan Agreement in alphabetical order:

““Permitted Distributions” means:

 (1) a single distribution from the Qualified Operating Account to reimburse Sponsor for costs and expenses related to compliance with Section 1.2(b) of the Loan Agreement, the Junior Mezzanine Loan Agreement and the Mortgage Loan Agreement and the related amendments of such loan agreements, provided that such distribution does not cause the amount contained in the Qualified Operating Account to be less than $5,000,000; and

(2) without regard to the distribution described in preceding clause (1), distributions from the Qualified Operating Account, to the extent such distributions (i) do not exceed $2,500,000 per Fiscal Quarter in the aggregate, and (ii) are used solely for the purpose payment (or reimbursement) of corporate overhead actually incurred and allocated to AFRT.”

““Qualified Operating Account” means the account identified as follows:

Account Holder	First States Group 680 Old York Road Jenkintown, PA 19046

Bank	Wachovia Bank N.A.

Account Number	2000011520836

ABA Number	031 201 467”

““Qualified Operating Account Control Agreement” means an agreement relating to the Qualified Operating Account, among Lender, Junior Mezzanine Lender, the holder of such account and the Eligible Institution at which such account is maintained, pursuant to which such account is pledged to Lender and Junior Mezzanine Lender and Borrower is given full access to the funds on deposit therein but provides for the discontinuance of such access upon receipt by such Eligible Institution of written notice from Servicer of the occurrence and continuance of an Event of Default or Junior Mezzanine Loan Event of Default, as such agreement may be amended, modified, supplemented, or replaced in accordance herewith.”

(d)                Section 3.2(a) of the Loan Agreement is hereby modified by deleting the last sentence thereof.

(e)                Section 3.2(b)(v) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(v)       if the Junior Mezzanine Loan is no longer outstanding, all remaining amounts to the Qualified Operating Account, unless a Mortgage Loan Event of Default shall have occurred and be continuing, in which case, all remaining amounts to the Mortgage Loan Cash Management Account.”

(f)                 Section 3.5 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“3.5.  Qualified Operating Account; No Distributions.

(a)         Borrower shall cause the Qualified Operating Account to be maintained at all times.  Borrower shall (i) cause all amounts payable with respect to operating expenses for the Properties to be paid exclusively from the Qualified Operating Account, accounts that sweep on a daily basis into the Qualified Operating Account and accounts established pursuant to the Encumbered Property Debt Documents (and from no other accounts), (ii) not permit excess cash attributable to the Properties or the operations of AFRT to be contained in any account other than the Qualified Operating Account, accounts that sweep on a daily basis into the Qualified Operating Account or accounts established pursuant to the Encumbered Property Debt Documents and (iii) not permit the amounts contained in the Qualified Operating Account to be used for any purpose other than in connection with the Properties and the making of Permitted Distributions.  Borrower shall not permit any distributions, transfers or disbursements to be made from the Qualified Operating Account (or any other account containing funds related to the Properties and/or the operations of AFRT) to the direct or indirect equityholders in Junior Mezzanine Borrower, except for Permitted Distributions.  In the event that any distribution described in clause (2) of the definition of “Permitted Distribution” shall be in excess of the amount required to pay the corporate overhead of AFRT for the period for which such Permitted Distribution was made (as a result of such overhead being less than the amount budgeted therefor), Borrower shall cause such excess to be promptly returned to the Qualified Operating Account.  Borrower shall deliver to Lender each month the monthly bank statement related to the Qualified Operating Account.

(b)         Within 10 days after receipt of a written request from Lender and Junior Mezzanine Lender, Borrower shall use its good faith commercially reasonable efforts to cause the Qualified Operating Account to be subject to a Qualified Operating Account Control Agreement reasonably acceptable to Lender and Junior Mezzanine Lender; provided that, in the event that Borrower is unable to cause the institution at which the Qualified Operating Account is held to promptly enter into such an agreement, Borrower shall replace the Qualified Operating Account with an Eligible Account at another Eligible Institution that will enter into such an agreement within 30 days after Borrower’s receipt of such written request (in which case, such replacement account shall be deemed to be the “Qualified Operating Account for all purposes hereunder).”

(g)                Section 5.14 of the Loan Agreement is hereby modified by inserting the following immediately after clause (iv) thereof:

“Notwithstanding anything to the contrary contained in this Section 5.14, from and after the first day of the Extension Term, without further request from Lender, Borrower shall deliver to Lender the monthly reports described in this Section 5.14 for each month until the Indebtedness has been repaid in full.  All such reports shall include, in addition to the information described above, monthly cash flow statements tied to bank statements, including a reconciliation of beginning cash balances to ending cash balances (including, without limitation, a reconciliation of the Qualified Operating Account as to income from rents, operating expenses, Tenant Improvements and Leasing Commissions, Permitted Distributions and such other items as Lender shall reasonably request).”

(h)                Section 5.23 of the Loan Agreement is hereby modified by inserting the following immediately after the last sentence thereof:

“Without in any way limiting the requirements of this Section 5.23, Borrower shall not permit any funds constituting Distributions to be swept through, or concentrated in, any account other than the Qualified Operating Account, accounts that sweep on a daily basis into the Qualified Operating Account and accounts established pursuant to the Encumbered Property Debt Documents, prior to such funds being remitted to the Cash Management Account in accordance with this Section 5.23.”

(i)                 The following Section 5.25 is hereby inserted immediately following Section 5.24 of the Loan Agreement:

“5.25.  Business Plan.  Within 90 days after the first day of the Extension Term, Borrower shall deliver to Lender a comprehensive long-term business plan and restructuring proposal addressing repayment of the Loan, in each case, in a format, and containing a level of detail, reasonably acceptable to Lender.  Such comprehensive long-term business plan and restructuring proposal shall include, without limitation, (i) income statements, balance sheets and cash flow statements prepared in accordance with GAAP, both on a consolidated basis (i,e., GKK as a whole) and on a consolidating basis (i.e., the GKK finance  business versus the GKK real estate business), (ii) individual Property-level projections, projected rent rolls and such other projections as Lender shall reasonably request, (iii) a detailed narrative as to all material operating, balance sheet and financing assumptions and (iv) such other reports and components as Lender shall reasonably request.  To the extent applicable, the foregoing shall be presented on a monthly basis for the first 12 months of the period covered by such plans and on an annual basis for the remainder of the period covered by such plans.”

Section 2.       Conditions Precedent.  Contemporaneously with the execution and delivery of this Amendment, Borrower shall comply with the conditions set forth in Section 1.2(b) of the Loan Agreement, as modified by this Amendment (Lender hereby acknowledging satisfaction of clause (i) thereof).  In addition, the effectiveness of this Amendment is subject to the satisfaction of the following conditions:

(a)           On the effective date of this Amendment, the Qualified Operating Account shall contain no less than $5,000,000, and Borrower shall have delivered to Lender reasonably satisfactory evidence thereof.

(b)           Borrower shall have paid or reimbursed Lender for all of its out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket legal fees) related to the negotiation, execution and delivery of this Amendment and the commencement of the Extension Term.

(c)           Borrower shall have delivered a fully executed copy of this Amendment to Lender.

Section 3.       Miscellaneous.

(a)           All of the terms and conditions of the Loan Agreement are incorporated herein by reference with the same force and effect as if fully set forth herein.  Except as expressly amended hereby, the Loan Agreement and each of the other Loan Documents remains in full force and effect in accordance with its terms.  For the avoidance of doubt, Borrower and Lender acknowledge and agree that (i) subject to the satisfaction of the conditions set forth in Section 2 hereof, the Maturity Date shall be the Payment Date in March 2011 or such earlier date as may result from acceleration and (ii) Borrower has no further options to extend the Maturity Date of the Loan.

(b)           This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c)           Borrower hereby (1) unconditionally ratifies and confirms, renews and reaffirms all of its obligations under the Loan Agreement and each of the other Loan Documents, (2) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of the Loan Agreement as amended hereby and the other Loan Documents, in each case, without impairment, and (3) represents, warrants and covenants that it is not in default under the Loan Agreement or any of the other Loan Documents beyond any applicable notice and cure periods, and there are no defenses, offsets or counterclaims against the Indebtedness.

(d)           Sponsor hereby (1) unconditionally approves and consents to the execution by Borrower of this Amendment and the modifications to the Loan Documents effected thereby, (2) unconditionally ratifies, confirms, renews and reaffirms all of its obligations under the Guaranty, the Environmental Indemnity and Cooperation Agreement (the “Sponsor Documents”), (3) acknowledges and agrees that its obligations under the Sponsor Documents remain in full force and effect, binding on and enforceable against it in accordance with the terms, covenants and conditions of such documents without impairment, and (4) represents, warrants and covenants that it is not in default under any Sponsor Document beyond any applicable notice and cure periods, and there are no defenses, offsets or counterclaims against its obligations under the Sponsor Documents.

(e)           Borrower acknowledges and agrees that no oral communication or course of dealing from or on behalf of Lender shall constitute any waiver, agreement, commitment, or evidence of any assurance or intention of Lender with respect to the Loan, the Loan Agreement and/or the other Loan Documents, and that any waiver, agreement, commitment, assurance, or intention of Lender with respect to the Loan, the Loan Agreement and/or the other Loan Documents shall be effective only if in writing and duly executed by Lender.  Borrower acknowledges and agrees that no Default or Event of Default shall be waived by Lender, unless such waiver is in writing and duly executed by Lender.

(f)           This Amendment may be executed by facsimile signatures and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

(g)           Lender hereby consents to the execution of that certain Second Amendment to Loan Agreement relating to the Mortgage Loan and that certain Amendment to Junior Mezzanine Loan Agreement, each dated as of the date hereof, and the Mortgage Lender and Junior Mezzanine Lender may rely on such consent for purposes of any applicable intercreditor or co-lender agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, for good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the parties hereto have executed and delivered this Amendment as of the date first hereinabove set forth.

BORROWER:

The entities listed on Schedule A to this
signature page

By:	/s/ Timothy J. O'Connor
Name: Timothy J. O'Connor
Title: President

Solely with respect to Section 3(d) hereof:

SPONSOR:

GRAMERCY CAPITAL CORP., a Maryland corporation

By:	/s/ Timothy J. O'Connor
Name: Timothy J. O'Connor
Title: President

[Signatures continued on following page]

LENDER:

KBS DEBT HOLDINGS, LLC,
a Delaware limited liability company

By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership, its manager

	By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation, its sole general partner

		By:	/s/ Charles J. Schreiber, Jr
Charles J. Schreiber, Jr. Chief Executive Officer